EXECUTION VERSION Exhibit 10.33
NON-COMPETE AGREEMENT
THIS NON-COMPETE AGREEMENT (this “Agreement”) is made and entered into on August __, 2024 (“Effective Date”), by and between EagleBank, a Maryland chartered commercial bank (the “Bank”) and Evelyn Lee (“Executive”), with a start date of September 19, 2024 (the “Start Date”).
RECITALS:
WHEREAS, effective as of the Effective Date, the parties have entered into an employment agreement memorializing the terms and conditions of Executive’s employment with the Bank, with a start date of September 19, 2024, as Executive Vice President, Chief Lending Officer Commercial & Industrial (the “Employment Agreement”); and
WHEREAS, the parties wish to enter into this Agreement to provide supplemental benefits and obligations in the event that the Bank elects to terminate Executive’s employment without cause, or Executive resigns following a change in control upon the specific conditions outlined in the Employment Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Employment Agreement. Executive acknowledges and agrees that this Agreement supplements the Employment Agreement, which contains provisions that are independent of this Agreement, and that the parties’ rights and obligations under the Employment Agreement are not modified or impaired by this Agreement. The obligations of the Bank under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.
2.Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
2.1.“Affiliate” means, with respect to any Entity, any Entity directly or indirectly controlling, controlled by or under common control with such Entity.
2.2.“Bancorp” means Eagle Bancorp, Inc., a Maryland corporation, publicly traded as a bank holding company. If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 4 of this Agreement.
2.3.“Bank” is defined above. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 4 of this Agreement.

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2.4.“Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.
2.5.“Code” means the Internal Revenue Code of 1986, as amended.
2.6.“Entity” means any partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.
2.7.“Person” means any individual or Entity.
2.8.“Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.
2.9.“Termination Date” means the Termination Date under the Employment Agreement.
3.Non-Competition Fee.
3.1.Non-Compete Fee Upon Certain Involuntary Separations. In the event of the termination of Executive’s employment by the Bank without Cause or by the Executive for Good Reason, including without limitation, in the event of a Change in Control (as both “Cause,” “Change in Control” and “Good Reason” are defined in the Employment Agreement), or a resignation following a Change in Control as provided in Section 9.2(b) of the Employment Agreement (in any case, a “Separation”), and provided that Executive (a) signs and delivers to the Bank no later than twenty-one (21) days (forty-five (45) days if deemed a “group termination” under the Older Workers Benefit Protection Act) after the Termination Date a General Release and Waiver substantially in the form attached as Exhibit A to the Employment Agreement, and that such release becomes irrevocable in accordance with its terms (the “Release Requirement”), and (b) subject to Executive’s continued compliance with Articles 3 and 4 herein, the Bank shall, with respect to a period of one (1) year following the Termination Date, continue to pay Executive, monthly in arrears (on or before the last day of the month for the prior month), (x) one-twelfth of Executive’s Salary at the highest rate in effect during the twelve (12) month period immediately preceding Executive’s Termination Date, plus (y) one-twelfth of Executive’s cash bonus(es) paid in the most recent twelve (12) months, or if the Termination Date is prior to payment of the 2025 incentive cash bonus pursuant to the Senior Executive Incentive Plan (paid on or about February 15, 2026), the cash bonus shall be one-twelfth of $250,000, for each month of the Restricted Period during which Executive remains in full compliance with the provisions of Articles 3 and 4 of this Agreement. No payment shall be made in the event of a termination with Cause, or a resignation other than for Good Reason or pursuant to Section 9.2(b) of the Employment Agreement; provided, that, within five (5) business days following a resignation without Good Reason, the Bank, in its sole discretion, may opt to enforce the restrictions of Article 4 of this Agreement by giving notice to the Executive and paying the Non-Competition Fee in accordance with this Section 3.1. Nothing in this Agreement shall affect Executive’s eligibility for payments under Section 9.3 of the Employment Agreement in accordance with the terms and conditions set forth therein.
3.2.Failure to Sign General Release. If the Release Requirement is not timely fulfilled, Executive will have no rights to any payments under this Agreement.
3.3.Payment Timing. No payment shall be made hereunder unless and until the Release Requirement is timely fulfilled. In addition, if the period in which Executive may

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consider executing the release begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Article 3 shall be no earlier than the first day of the second calendar year within such period. Once the Release Requirement is timely fulfilled, and subject to the immediately preceding sentence, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed. Notwithstanding the foregoing, payments hereunder shall be subject to any required delay under Section 5.3.
3.4.Reporting Obligation. As a condition to receipt of any of the payments provided in this Article, the Bank may require Executive to certify in writing that Executive is in compliance with the restrictions and obligations set forth in Article 4 hereto.
3.5.Cessation of Payments in Certain Circumstances.
(a)In the event Executive breaches any provision of Article 4 of this Agreement, Executive’s entitlement to any payments payable pursuant to this Article 3, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach.
(b)If Executive’s termination was initially not for Cause but the Bank thereafter determines in good faith that, during the Term, Executive had engaged in conduct that would have constituted Cause, Executive’s entitlement to any further payments pursuant to this Article 3 shall terminate and Executive shall not be bound by Section 4.1(b) for any period longer than ninety (90) days following termination of employment.
(c)The cessation of future payments under Sections 3.5(a) herein shall not (x) relieve Executive from Executive’s obligations under the non-compete covenant contained in Section 4.1(b) herein and the restrictive covenants contained in the Employment Agreement or (y) limit other remedies the Bank Entities may have, in law or in equity.
4.Non-Competition.
4.1.(a)    Executive hereby acknowledges and agrees that, during the course of Executive’s employment, Executive will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including employees’ skills, knowledge, capabilities, performance, compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as Confidential Information. Executive further acknowledges that in the course of employment with the Bank, Executive has and will become familiar with and involved in all aspects of the business and operations of the Bank Entities, as well as with confidential information of or about third parties having business dealings with the Bank Entities, including without limitation customers and prospective customers, suppliers, business partners and affiliates of the Bank

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Entities. Executive further acknowledges that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Bank.
(a)(b)     Therefore, Executive hereby covenants and agrees that commencing upon termination of Executive’s employment due to a Separation and until the date one (1) year after the Termination Date (the “Restricted Period”) (provided, that, within five (5) business days following a resignation without Good Reason, the Bank, in its sole discretion, may opt to enforce the restrictions of this Article 4 by giving notice to the Executive and paying the Non-Competition Fee in accordance with this Section 3.1), Executive will not (except for services performed for or on behalf of the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products. The restrictions set forth in this Section 4.1(b) shall apply only within a fifty (50) mile radius of the headquarters of the Bank Entities (or any headquarters of a successor), and within fifty (50) miles of any branch office of the Bank Entities (or any successor as to Maryland, District of Columbia and Virginia branches only), as such are located as of the date Executive’s employment ceases (“Restricted Territory”).
4.2.Exceptions; Waiver; Notice. Notwithstanding any provision hereof to the contrary, this Article 4 does not restrict Executive’s right to own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not violate: (A) the Code of Conduct or any other policy of the Bank Entities, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank Entities.
4.3.Reasonableness. Executive acknowledges and agrees that the restrictions set forth in this Article are founded on valuable consideration, including without limitation the non-compete fees contained in this Agreement, are reasonable in duration and scope and are necessary to protect the legitimate business interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Executive further acknowledges that these covenants have a unique, very substantial and immeasurable value to the Bank Entities that Executive considers the payments hereunder to be fair and adequate compensation for the covenants made by Executive, that Executive has sufficient assets and skills to earn a reasonable and satisfactory livelihood, and that the restrictions set forth in this Agreement will not unreasonably restrain Executive’s ability to earn a livelihood. Executive acknowledges and agrees that the Confidential Information would provide significant value and unfair competitive advantages to any competitor on a nationwide basis and that a more limited duration or narrower geographic scope to the covenant would not sufficiently protect the Bank Entities’ legitimate business interest in preserving the Confidential Information to which Executive has had access, given the national nature of financial services and the ability of other persons and entities to engage in competition with the Bank Entities through electronic communications. Finally, Executive acknowledges that Executive fully understands the terms of this Agreement and has had an opportunity to consult with counsel of Executive’s own choosing if Executive elects to do so.

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4.4.Judicial Modification. If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 4 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that, said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.
4.5.Whistleblower Protections and Defend of Trade Secret Act. No provision of this Agreement or any release and waiver delivered in connection with this Agreement shall be interpreted, construed, asserted or enforced by the Bank Entities to (i) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or (ii) require notification or prior approval by the Bank Entities of any such report. Further, nothing contained in this Agreement, or any release and waiver delivered in connection with this Agreement, shall be interpreted, construed, asserted or enforced by the Bank Entities to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation. The Bank Entities hereby waive any right to assert or enforce the provisions of this Agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
5.Section 409A.
5.1.It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be exempt from or comply with Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that Executive shall be solely responsible for the payment of any tax or penalty which may be imposed or to which Executive may become subject as a result of the payment of any amounts under this Agreement.
5.2.Any payments hereunder to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A.
5.3.Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of Executive’s “separation from service,” any payment of “nonqualified deferred compensation” (with each term defined in accordance with Section 409A) that is otherwise to be paid to Executive within six (6) months following Executive’s separation from service (whether pursuant to this Agreement or any other arrangement between Executive and the Bank Entities), shall, to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A, be delayed and

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shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.
5.4.For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment.
6.Withholding. The Bank Entities may withhold from any amounts payable under this Agreement required federal, state, local and foreign taxes.
7.Remedies. Executive understands and agrees that money damages may not be a sufficient remedy for a breach by Executive of the provisions of Article 4 and that, in the event of any breach or threatened or attempted breach of any provision of Article 4 by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security. In the event of any litigation brought by either party to enforce rights under this Agreement, the prevailing party shall recover from the other party its reasonable attorneys’ fees and costs incurred in connection with such litigation.
8.Assignability. Executive shall have no right to assign this Agreement or any of Executive’s rights or obligations hereunder to another party or parties. The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank. Upon any such assignment, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.
9.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 10 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.
10.Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Bank’s personnel files; (b) if to the Bank, to the attention of its Chief Legal Officer and its President and Chief Executive Officer at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given

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by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
11.Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the terms and conditions upon which Executive may be entitled to supplemental non-compete compensation under the circumstances set forth herein. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by any of the parties that is not set forth in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. The parties agree that the non-competition provision contained herein supplements Section 8.5 of the Employment Agreement in the event of a Separation, which shall remain in effect and shall be applicable to Executive and given full effect without limiting in any way Executive’s obligations and the Bank’s rights under this Agreement.
12.Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
13.Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provision or portion of such provision shall be deemed severed herefrom and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated, provided that if any court of competent jurisdiction shall find the provisions of Section 4.1(b) to be unenforceable, the parties agree that Section 8.5 of the Employment Agreement shall remain in effect as to Executive and Executive shall be bound thereby.
14.Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of any party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.
15.Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.
16.Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and personal and legal representatives.
17.No Construction Against Any Party. This Agreement is the product of informed negotiation between Executive on the one hand, and the Bank on the other hand. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted

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jointly by all parties. The parties agree that neither of them was in a superior bargaining position regarding the substantive terms of this Agreement.
18.Counterparts. This Agreement may be executed in separate counterparts (including by facsimile, portable document format or other electronic signature), any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
EAGLEBANK

By:
Name:    Susan G. Riel
Title:    President and Chief Executive Officer
EXECUTIVE:

Evelyn Lee

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